Exhibit 99.1

Media Contacts	Investor Relations
Michael Doherty	Robert Dougherty
Covad Communications	Covad Communications
408-952-7431	408-434-2130
mdoherty@covad.com	investorrelations@covad.com

Christian Pinkston
Pinkston Group
703-574-2137
pinkston@pinkstongroup.com
Covad Announces Cost Reduction Actions
San Jose, Calif. – June 28, 2007 – Covad Communications Group Inc., (AMEX: DVW), a leading national provider of integrated voice and data communications, today announced it is reducing its workforce by approximately 8 percent in the second quarter to further streamline the business and improve the financial performance of some of the company’s product lines. The company estimates that it will take a restructuring charge of approximately $1.5 million in the second quarter. The net savings in the second half of 2007 associated with this workforce reduction, after restructuring charges, is expected to be approximately $4 million.
“We continue to pursue opportunities to manage our business more efficiently. These actions help to position the company for improved financial results in the second half of 2007 and in 2008,” said Charles Hoffman, Covad president and chief executive officer. “Our focus continues to be on achieving profitable growth and delivering shareholder value.”
Covad will announce its second quarter financial results on July 26 when the company will provide more information on its cost reduction initiatives.
###
About Covad
Covad is a leading nationwide provider of integrated voice and data communications. The company offers DSL, Voice Over IP, T1, broadband wireless, Web hosting, managed security, IP and dial-up, and bundled voice and data services directly through Covad’s network and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad broadband services are currently available across the nation in 44 states and 235 Metropolitan Statistical Areas (MSAs) and can be purchased by more than 57 million homes and businesses, which represent over 50 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles San Jose, CA 95134. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
The foregoing contains “forward-looking statements” which are based on management’s current information and beliefs as well as on a number of assumptions concerning future events made by management. Examples of forward-looking statements include the amount of the expected restructuring charge and the net savings associated with this workforce reduction. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Covad’s control that could cause actual results to differ materially from such statements. These risk factors include problems or delays in implementing these workforce reductions, as well as the impact of increasing competition, pricing pressures, consolidation in the telecommunications industry, uncertainty in telecommunications regulations and changes in technologies, among other risks. For a more detailed description of the risk factors that could cause such a difference, please see Covad’s 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Covad disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of Covad.